Exhibit 3(i)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENERAL ELECTRIC CAPITAL CORPORATION
a Delaware corporation

___________________

          Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned Secretary of General Electric Capital Corporation hereby certifies as follows:

1. The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     The total number of shares of stock which the corporation shall have authority to issue is 4,949,000 of which (a) 4,166,000 shall be common stock, par value $14 per share (the “Common Stock”), (b) 33,000 shall be variable cumulative preferred stock, par value $100.00 per share (the “Variable Cumulative Preferred Stock”) and (c) 750,000 shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

2. This amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

          IN WITNESS WHEREOF, I hereby sign my name and affirm that the statements made herein are true under the penalties of perjury, this 23rd day of November 2004.

By:	/s/ Brian T/ McAnaney

	Name:	Brian T. McAnaney
	Title:	Vice President, General Counsel and Secretary

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
OF GENERAL ELECTRIC CAPITAL CORPORATION